Exhibit 10.8

English translation for reference purpose

TECHNOLOGY TRANSFER AGREEMENT

THIS TECHNOLOGY TRANSFER AGREEMENT (this “Agreement”) is entered into at Ningjin County, Hebei Province on October 24, 2005 by and between the following parties:

AUSTRALIA PV SCIENCE & ENGINEERING CO. (hereinafter referred to as the “Transferor”), a company duly incorporated and existing under the laws of Australia, duly represented by its authorized representative Dai Ximing.

JINGAO SOLAR CO., LTD. (“JA”, hereinafter referred to as “Transferee”), a company duly incorporated and existing under the laws of British Virgin Islands, duly represented by its authorized representative Jin Baofang.

WHEREAS, Transferee is a foreign-invested limited-liability Joint-Venture co-established by the virtue of the Contract of JINGAO SOLAR CO., LTD. (the “JA Contract”), which was entered into by and between Transferor and Hebei Jinglong Industry and Commerce Group Co., Ltd.

WHEREAS, for the purpose of Transferor’s performing its duty of contribution pursuant to JA Contract, Transferor desires to transfer and assign to Transferee, and Transferee desires to obtain from Transferor, the know-how of Proprietary Technology on Silicon Solar Cell Production, upon the terms and conditions set forth herein.

NOW, THEREFORE, Transferor and Transferee (hereinafter referred to as “Parties” collectively and as a “Party” individually), through mutual negotiations and based on the principle of equality and mutual benefit, hereby agree as follows:

ARTICLE 1 DEFINITIONS

Unless otherwise provided, the following terms and expressions shall have the meanings as in the JA Contract:

1.1	“Know-How” means the Know-How of Proprietary Technology on Silicon Solar Cell Production, which is invented by Doctor Dai Ximing and owned by Transferor, including knowledge, experience and all skills required for producing silicon solar cell and known to Doctor Dai Ximing and / or Transferor, including Technical Data and experience and skills which could not been recorded in writing.

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1.2	“Technical Data” means all written information on the aforesaid Know-How, including, but not limited to research report and all technical data and information on design, calculation, drawings, manufacturing process, quality control, experiment, installation, measurement and test, operation, maintenance on and of the product (for technical details, see Annex 1, “Technical Parameter of the Know-How”).

ARTICLE 2 Technology Transfer

2.1	Transferor agrees to transfer and assign to Transferee the property right in the Know-How. Transferee is entitled to use, grant licenses to any third party to use, the Know-How, to exclusively manufacture and sale silicon solar cell production, and have the right to file for patent application covering the Know-How.

2.2	The evaluated value of the Know-How is RMB 40.41 million (see Annex 2, “Assets Assessment Report on Proprietary Technology on Silicon Solar Cell Production”. The Parties agree that the Know-How is evaluated as RMB 9 million and considered to be Transferor’s contribution into Transferee. The assignee is not obliged to pay any amount for assignment of the Know-How.

ARTICLE 3 Technical Instructions, Modification and Improvement on

Technical Data

3.1	Transferor agrees to provide to Transferee necessary technical instructions with respect to Know-How under the Section 1.1 to assist Transferee in using the Know-How to manufacture silicon solar cell productions.

3.2	If Technical Data provided by Transferor to Transferee does not fit with the plant condition of Transferee, Transferor is obliged to make modification and improvement on Technical Data.

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3.3	Transferor shall provide, on a gratuitous basis, to Transferee any modified and improved Technical Data in respect of the Know-How.

3.4	Transferee has the property rights on any technology, which is derived from modification and improvement by Transferee on the Know-Howo

ARTICLE 4 Representations and Warranties of Transferor

4.1	Transferor is a company duly registered, validly existing and in good standing under the laws of Australia, and has full legal capacity, power and authority to enter into and execute this Agreement.

4.2	Transferor has exclusive property rights in the Know-How, and Transferee, by using the Know-How, will not infringe any third party’s rights and interest. There is no litigation or dispute that is resulted from or relating to the Know-How.

4.3	Transferor has taken all actions and obtained all consents and approvals required to authorize it’s entering into and execution of this Agreement, and signing, execution and performance of this Agreement will not violate any provision of the laws or contracts which are of forcible execution nature.

4.4	This Agreement, when executed and delivered, constitutes the lawful, valid and binding obligations of Transferor and is enforceable against Transferor in accordance with its terms.

4.5	Transferor has not granted and will not grant to any third party any licence in respect of the Know-How herein.

4.6	Transferor shall not, when this Agreement became effective, use the Know-How herein or file for patent application covering the Know-How.

4.7	Transferor is under the duty of confidentiality in respect of the content of the Know-How herein.

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ARTICLE 5 Representations and Warranties of Transferee

5.1	Transferee is a company duly registered, validly existing and in good standing under the laws of Australia, and has full legal capacity, power and authority to enter into and execute this Agreement.

5.2	Transferee has taken all actions and obtained all consents and approvals required to authorize it’s entering into and execution of this Agreement, and signing, execution and performance of this Agreement will not violate any provision of the laws or contracts which are of forcible execution nature.

5.3	This Agreement, when executed and delivered, constitutes the lawful, valid and binding obligations of Transferee and is enforceable against Transferor in accordance with its terms.

ARTICLE 6 Governing Law and Dispute Resolution

6.1	This Agreement is governed by the laws of the People’s Republic of China.

6.2	In the event a dispute arises in connection with performance of this Agreement, the Parties shall attempt to solve such dispute through friendly consultations. If no mutually acceptable settlement of such dispute is reached, such dispute shall be submitted to China International Economic and Trade Arbitration Commission. Arbitration shall take place in Beijing and shall be conducted in accordance with the Arbitration Rules of the China International Economic and Trade Arbitration Commission then in force at the time a particular dispute is submitted for arbitration. The arbitration. The arbitral award is final and binding upon the Parties.

6.3	For the purpose of this Clause 6, “Dispute” means a dispute arises in connection with validity, effective date, interpretation, performance, default liability of and under this Agreement, and that with modification, transfer, dissolution and termination of this Agreement.

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ARTICLE 7 Miscellaneous

7.1	This Agreement has been signed by authorized representatives of the Parties, and shall enter into force upon signature by the Parties.

7.2	The Parties may amend this Agreement in respect of any unsolved matter. Any amendment and supplemental agreement to this Agreement shall be made in written. Annexes to this Agreement constitute an integral part of this Agreement, and have equal legal effect as this Agreement.

7.3	This Agreement is executed in two counterparts, and each party retains one of the counterparts, all of which has the equal legal effect.

Transferor:		Transferee:

AUSTRALIA PV SCIENCE & ENGINEERING CO.		JINGAO SOLAR CO., LTD.

By:	/s/ Ximing Dai	By:	/s/ Baofang Jin
	XI MING DAI		BAOFANG JIN

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Annex 2

Assets Assessment Report on

Proprietary Technology on Silicon Solar Cell Production